Exhibit (d)(5)

AMENDMENT No. 1

TO

INVESTMENT MANAGEMENT AGREEMENT

Amendment made as of the 23rd day of September, 2014, between TD Asset Management USA Funds Inc. (the “Company”) and TDAM USA Inc. (the “Investment Manager”) to that certain Investment Management Agreement dated March 8, 2013 (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Company and Investment Manager entered into an Investment Management Agreement dated as of the 8th day of March, 2013 (the “Agreement”);

WHEREAS, the Company and the Investment Manager desire to amend the Agreement as hereinafter set forth;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Schedule A. Schedule A is hereby deleted in its entirety and replaced as set forth in Attachment 1 hereto.

2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3.	Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.	Governing Law. This Amendment shall in all respects be governed by and construed in accordance with applicable federal law and the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

TDAM USA Inc.

By:	/s/ Michele R. Teichner
Name:	Michele R. Teichner
Title:	Officer

TD ASSET MANAGEMENT USA FUNDS INC.

By:	/s/ Kevin LeBlanc
Name:	Kevin LeBlanc
Title:	President & Chief Executive Officer

ATTACHMENT 1

SCHEDULE A

The Company shall pay the Investment Manager, as full compensation for all services provided by the Investment Manager with respect to each of the following Funds, and the Investment Manager agrees to accept as full compensation for services rendered hereunder, a monthly fee computed separately for each Fund at an annual rate based on the average daily net assets of the Fund, as follows:

FUND	ANNUAL FEE RATE (as a % of average daily net assets
TDAM Core Bond Fund	0.40%
TDAM High Yield Bond Fund	0.55%
TDAM U.S. Equity Shareholder Yield Fund	0.65%
TDAM U.S. Large Cap Core Equity Fund	0.65%
TDAM Global Equity Shareholder Yield Fund	0.80%
TDAM Global Low Volatility Equity Fund	0.70%
TDAM Global All Cap Fund	0.80%
TDAM Target Return Fund	0.55%
TDAM U.S. Small-Mid Cap Equity Fund	0.80%
TDAM Tactical Opportunities Fund	0.55%

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